EXHIBIT 99.1

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc. servicing the Asia-Pacific region, announced financial results for the quarter ended March 31, 2022.

Financial Highlights Q3, 2021-22

●	Revenues clocked at PKR 1,607 million compared to PKR 1,241 million in corresponding quarter of last fiscal year

●	Company reported a gross profit of PKR 519 million compared to PKR 455 million in the corresponding period

●	Company reported a net profit of PKR 165 million compared to a net loss of PKR 180 million last year

Revenues for the quarter ended March 31, 2022 increased to PKR 1,607 million from PKR 1,241 million in the same quarter of last fiscal year. The company reported a gross profit of PKR 519 million compared to PKR 455 million in the comparative quarter of last fiscal year. The company posted a net profit of PKR 165 million or an EPS of PKR 1.82 per diluted share in comparison of a net loss of PKR 180 million or a loss of PKR 2.00 per diluted share in the same quarter of fiscal 2021.